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                                  (LETTERHEAD)                      Exhibit 23.1

                         Consent of Independent Auditors


The Board of Directors
Aetna Life and Casualty Company:

We consent to incorporation by reference in the Registration Statement of Aetna Life and Casualty Company on Form S-8 registering shares to be issued pursuant to the Aetna Life and Casualty Company 1994 Stock Incentive Plan of our report dated February 7, 1995, relating to the consolidated balance sheets of Aetna Life and Casualty Company and Subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1994, which reports appear in or are incorporated by reference in the December 31, 1994 annual report on Form 10-K of Aetna Life and Casualty Company.

Our reports refer to changes in 1993 in the company's accounting for certain investments in debt and equity securities, reinsurance of short-duration and long-duration contracts, post-employment benefits, workers' compensation life table indemnity reserves and retrospectively rated reinsurance contracts and to changes in 1992 in the company's accounting for income taxes and postretirement benefits other than pensions.


                                                 /S/ KPMG Peat Marwick LLP

Hartford, Connecticut
September 22, 1995


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